Exhibit 99.1

AMMO, Inc. Reports Financial Results for Second Quarter Fiscal 2022

Record Net Revenues of $61.0 Million Including Marketplace Revenue of $16.8 Million

Diluted EPS of $0.11 Compared to ($0.05)

Adjusted EPS of $0.17 Compared to ($0.01)

Raises Fiscal 2022 Outlook to $250 Million of Revenue and $80 Million of Adjusted EBITDA

SCOTTSDALE, AZ, November 15, 2021 (GLOBE NEWSWIRE) — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), a leading vertically integrated producer of high-performance ammunition and components and owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, today announced results for its second quarter of fiscal 2022 ended September 30, 2021.

Second Quarter Fiscal 2022 versus Second Quarter Fiscal 2021:

●	Net revenues increased 408% to $61.0 million
●	Marketplace revenue of $16.8 million
●	Gross profit margin was 43.0% compared to 10.7%
●	Net income was $14.1 million compared to a net loss of $2.3 million
●	Diluted EPS of $0.11 compared to ($0.05); Adjusted EPS of $0.17 compared to ($0.01)
●	Adjusted EBITDA was $24.0 million versus $0.4 million
●	Backlog of over $185 million

“Momentum remains very strong across our entire business and we reported another record quarterly performance that exceeded estimates for revenue and Adjusted EBITDA. Trends accelerated in the second quarter with Ammunition revenue increasing 360%,” said Fred Wagenhals, AMMO’s Chairman and Chief Executive Officer. “Marketplace revenue growth is being driven by increases in the number of bids, items sold, as well as average ticket amount, coupled with significant increases in adoption rates for our new loyalty program. Margins continued to expand significantly driven by growth in our Marketplace segment, as well as scale-related efficiencies and capacity increases in our core Ammunition business. We also announced another new U.S. military contract in September, and construction activities related to our new state-of-the-art Wisconsin plant continue to track to a mid- 2022 Summer grand opening. Strong execution by our team across our platform is enabling us to again increase guidance as we remain well positioned for future growth.”

Second Quarter Fiscal 2022 Results

Net revenues of $61.0 million were up 408% versus last year, driven by continued strength in our Ammunition business and incremental revenue realized as a result of our GunBroker.com acquisition. Ammunition sales totaled $40.2 million compared to $8.7 million in last year’s second quarter, an increase of 360%. Marketplace revenue was $16.8 million for the quarter with no comparable year-earlier period, reflecting closing of the GunBroker.com acquisition during the first quarter – April 30, 2021.

Gross profit was $26.2 million in the second quarter versus $1.3 million in the year-earlier period, driven by strong growth in Ammunition along with incremental revenue from our Marketplace segment, which has significantly higher margins. Gross profit margin was 43.0% in the second quarter, compared to 10.7% in last year’s second quarter, due to the impact of our higher margin Marketplace revenue. On a sequential basis, second quarter gross margin improved 30 basis points, reflecting the rising mix of Marketplace revenue.

Operating expenses were $12.0 million for the second quarter of fiscal 2022, compared to $3.0 million for the second quarter of fiscal 2021. The majority of the $9.0 million increase in operating expenses stemmed from the addition of GunBroker.com, including noncash $3.3 million of incremental depreciation and amortization. As a percent of sales, operating expenses declined 535 basis points year-over-year to 19.7% in the second quarter of fiscal 2022, reflecting operating leverage, manufacturing scale and the mix shift in favor of higher margin Marketplace revenues.

Operating income for the second quarter of fiscal 2022 was $14.2 million compared to an operating loss of $1.7 million in last year’s second quarter.

Net income was $14.1 million in the second quarter of fiscal 2022, compared to a net loss of $2.3 million in the second quarter of fiscal 2021. Net income available to common shareholders was $13.3 million or $0.11 per fully diluted share versus a net loss of $2.3 million and ($0.05) per fully diluted share in the second quarter of fiscal 2021. Adjusted net income per diluted share was $0.17 in versus an adjusted net income per share loss of ($0.01) in the prior year quarter.

Adjusted EBITDA was $24.0 million in the second quarter of fiscal 2022, compared to an adjusted EBITDA loss of $0.4 million a year earlier.

Outlook

We are increasing our fiscal 2022 revenue guidance from $210 million to $250 million. We are also increasing our Adjusted EBITDA guidance for fiscal 2022 from $70 million to $80 million.

Conference Call

Management will host a conference call to discuss the Company’s second fiscal quarter 2022 results at 5:00 p.m. ET, November 15, 2021. To participate in the conference call, please join by dialing 1-877-407-0789 (domestic), 1-201-689-8562 (international), or via webcast https://protect-us.mimecast.com/s/udtnCBB8Pkc00D8wfjqei7?domain=viavid.webcasts.com at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for the “AMMO, Inc. Second Quarter Fiscal 2022 Earnings Call.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona. AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Investor Contact:

Reed Anderson

ICR

(646) 277-1260

IR@ammo-inc.com

AMMO, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	March 31, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$32,938,021	$118,341,471
Accounts receivable, net	39,621,340	8,993,920
Due from related parties	18,934	15,657
Inventories	34,960,878	15,866,918
Prepaid expenses	3,412,497	2,402,366
Total Current Assets	110,951,670	145,620,332

Equipment, net	25,695,773	21,553,226

Other Assets:
Deposits	17,217,487	1,833,429
Licensing agreements, net	16,667	41,667
Patents, net	5,772,897	6,019,567
Other intangible assets, net	143,052,686	2,220,958
Goodwill	90,870,094	-
Right of use assets - operating leases	2,935,322	2,090,162
TOTAL ASSETS	$396,512,596	$179,379,341

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,807,941	$4,371,974
Factoring liability	3,131,676	1,842,188
Accrued liabilities	5,452,427	3,462,785
Inventory credit facility	194,810	1,091,098
Current portion of contingent consideration payable	10,755,000	-
Current portion of operating lease liability	867,133	663,784
Current portion of note payable related party	654,461	625,147
Insurance premium note payable	1,134,159	41,517
Total Current Liabilities	42,997,607	12,098,493

Long-term Liabilities:
Contingent consideration payable, net of current portion	529,810	589,892
Notes payable related part, net of current portion	531,396	865,771
Note payable	-	4,000,000
Operating lease liability, net of current portion	2,195,095	1,477,656
Total Liabilities	46,253,908	19,031,812

Shareholders’ Equity:
Series A Cumulative Perpetual Preferred Stock 8.75%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of September 30, 2021	1,400	-
Common stock, $0.001 par value, 200,000,000 shares authorized 113,583,016 and 93,099,067 shares issued and outstanding at September 30, 2021 and March 31, 2021, respectively	113,583	93,100
Additional paid-in capital	369,431,456	202,073,968
Accumulated deficit	(19,287,751)	(41,819,539)
Total Shareholders’ Equity	350,258,688	160,347,529
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$396,512,596	$179,379,341

AMMO, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2021	2020	2021	2020

Net Revenues
Ammunition sales	$40,208,402	$8,741,280	$68,560,182	$15,152,948
Marketplace revenue	16,777,216	-	29,049,282	-
Casing sales	4,016,467	3,271,592	7,868,953	6,519,894
	61,002,085	12,012,872	105,478,417	21,672,842
Cost of Revenues, for the three and six months ended September 30, 2021 and 2020 includes depreciation and amortization of $959,945, $780,150, $1,835,675, and $1,538,652, respectively, and federal excise taxes of $3,937,118, $864,570, $6,334,889 and $1,505,693, respectively	34,786,017	10,723,246	60,291,455	19,311,811
Gross Profit	26,216,068	1,289,626	45,186,962	2,361,031

Operating Expenses
Selling and marketing	1,550,394	332,430	2,716,243	702,052
Corporate general and administrative	4,082,236	1,077,194	7,238,833	2,166,178
Employee salaries and related expenses	2,647,108	1,174,257	5,003,981	2,156,746
Depreciation and amortization expense	3,708,012	415,685	6,319,073	826,184
Loss on purchase	-	-	-	1,000,000
Total operating expenses	11,987,750	2,999,566	21,278,130	6,851,160
Income/(Loss) from Operations	14,228,318	(1,709,940)	23,908,832	(4,490,129)

Other Expenses
Other income/(expense), net	-	(186,600)	21,425	(186,600)
Interest expense	(112,806)	(442,085)	(278,085)	(765,685)
Total other expenses	(112,806)	(628,685)	(256,660)	(952,285)

Income/(Loss) before Income Taxes	14,115,512	(2,338,625)	23,652,172	(5,442,414)

Provision for Income Taxes	-	-	-	-

Net Income/(Loss)	14,115,512	(2,338,625)	23,652,172	(5,442,414)

Preferred Stock Dividend	(782,639)	-	(1,120,384)	-

Net Income/(Loss) Attributable to Common Stock Shareholders	$13,332,873	$(2,338,625)	$22,531,788	$(5,442,414)

Net Income/(Loss) per share
Basic	$0.12	$(0.05)	$0.21	$(0.12)
Diluted	$0.11	$(0.05)	$0.20	$(0.12)

Weighted average number of shares outstanding
Basic	113,174,363	47,790,105	109,545,553	47,023,094
Diluted	116,721,949	47,790,105	112,848,821	47,023,094

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under accounting principles generally accepted in the United States (“GAAP”), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	For the Three Months Ended
	30-Sep-21		30-Sep-20

Reconciliation of GAAP net income to Fully Diluted EPS
Net Income (Loss)	$14,115,512	$0.12	$(2,338,625)	$(0.05)
Depreciation and amortization	4,667,957	0.04	1,195,835	0.03
Loss on Purchase	-	-	-	-
Interest expense, net	112,806	-	442,085	0.01
Employee stock awards	1,153,625	0.01	220,436	-
Stock grants	65,098	-	70,909	-
Other income, net	-	-	-	-
Contingent consideration fair value	(3,444)	-	(29,390)	-
Adjusted EBITDA	$20,111,554	$0.17	$(438,750)	$(0.01)

	For the Six Months Ended
	30-Sep-21		30-Sep-20

Reconciliation of GAAP net income to Fully Diluted EPS
Net Income (Loss)	$23,652,172	$0.21	$(5,442,414)	$(0.12)
Depreciation and amortization	8,154,748	0.07	2,364,836	0.05
Loss on Purchase	-	-	1,000,000	0.02
Interest expense, net	278,085	-	765,685	0.02
Employee stock awards	1,853,125	0.02	475,736	0.01
Stock grants	132,012	-	147,675	-
Other income, net	(21,425)	-	-	-
Contingent consideration fair value	(60,082)	-	(57,358)	-
Adjusted EBITDA	$33,988,635	$0.30	$(745,840)	$(0.02)